UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2010
Date of Report – (Date of earliest event reported)

CHEM RX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place
Long Beach, New York 11561
(Address of principal executive office, including zip code)

(516) 889-8770
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 12, 2010, J. Jay Lobell and David J. Kellman resigned from the board of directors of Chem Rx Corporation (“Chem Rx”).

(d)  On January 15, 2010, Gary M. Jacobs and Evan Selzer were appointed directors of Chem Rx.

Gary M. Jacobs is the Chief Financial Officer of Chem Rx. He became Chief Financial Officer of Chem Rx on June 12, 2008. From May 2005 to June 2008, Mr. Jacobs was the Chief Financial Officer and Chief Operating Officer of Gold Force International, Ltd., a supplier of gold, silver and pearl jewelry to U.S. retail chains, and Karat Platinum LLC, a developer of an alternative to platinum. From July 2003 to April 2005, Mr. Jacobs served as President of The Innovative Companies, LLC, a supplier of natural stone.  From October 2001 to February 2003, Mr. Jacobs served as Executive Vice President of Operations and Corporate Secretary of The Hain Celestial Group, Inc., a food and personal care products company. Mr. Jacobs also served as Executive Vice President of Finance, Chief Financial Officer and Treasurer of The Hain Celestial Group, Inc. from September 1998 to October 2001. Prior to that, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. Mr. Jacobs was employed for 13 years as a member of the audit staff of Ernst & Young LLP, where he attained the position of senior manager.  He is a certified public accountant and holds a Bachelor’s of Business Administration in Accounting from Adelphi University.

Evan Selzer is currently an Executive Vice President of Chem Rx.  Mr. Selzer has been employed by Chem Rx since March 1989 in various senior management positions including Director of Purchasing and Vice President.  His breadth of experience includes all operations of Chem Rx’s pharmacy, stock, delivery and purchasing departments.  Mr. Selzer’s current responsibilities include product purchasing, new technology and general operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: January 19, 2010	By:	/s/ Steven Silva
Name: Steven Silva
Title: President and Chief Operating Officer